Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-03

$1.57 BN Ford Credit Floorplan Master Owner Trust (FORDF) 2014-1 & 2014-2

Joint Leads:	Citi, CA, CS, GS
Co-Mgrs:	Banco do Brasil, Bradesco
Selling Group:	Mischler, Williams Capital

CLASS	$SIZE (MM)	WAL	M/S&P/DBRS	Spread	Yld	CPN	PX
14-1 A-1	$450	2.99	Aaa/AAA/AAA	ISwaps +40	1.206%	1.20%	99.99126
14-1 A-2	$650	2.99	Aaa/AAA/AAA	1mL +40	40DM	1ml+40	100.00
14-1 B	$50.327	2.99	Aa1/AA/AA	ISwaps +60	1.406%	1.40%	99.99445
14-1 C	$71.895	2.99	*Not Offered*
14-1 D	$43.137	2.99	*Not Offered*

14-2 A	$400	4.99	Aaa/AAA/AAA	1mL +50	50DM	1mL+50%	100.00
14-2 B	$18.301	4.99	Aa1/AA/AA	ISwaps +70	2.331%	2.31%	99.95408
14-2 C	$26.144	4.99	*Not Offered*
14-2 D	$15.686	4.99	*Not Offered*

AVAILABLE:	RED, FWP, ROADSHOW
TICKER:	FORDF 2014-1 / 2014-2
REGISTRATION:	PUBLIC
TRADE:	2/11/2014	SETTLE:	2/19/2014
EXPECTED RATINGS:	MDY/S&P/DBRS
FIRST PAY DATE:	03/17/14
ERISA ELIGIBLE:	YES
DENOMS:	$1K x $1K
BILL & DELIVER:	3YR: CITI
5YR: CITI

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.